Exhibit 99.1

The New York Times Company Reports 2008 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--July 23, 2008--The New York Times Company announced today second-quarter earnings per share (EPS) from continuing operations of $.15 compared with $.15 in the second quarter last year. In the second quarter of 2007, special items (detailed below) reduced EPS by $.14 per share. Excluding the effect of these items, EPS from continuing operations was $.29 in the second quarter last year. There were no special items in the second quarter of 2008.

Second-quarter 2008 operating profit decreased to $40.3 million from $43.3 million in the second quarter of 2007. Excluding depreciation and amortization and special items, operating profit declined to $72.9 million in the second quarter of 2008 from $118.5 million in the second quarter last year.

“During the quarter, we saw the continued effect on our businesses of the U.S. economic slowdown and secular forces playing out across the media industry," said Janet L. Robinson, president and CEO. “Print advertising continued to soften during the quarter, particularly in the classified areas. At the same time, circulation revenues rose 2.5 percent to a second-quarter record of $224 million. Continuing our digital transition, online revenues increased about 13 percent as a result of strong display advertising, which benefited from the new digital ad formats we introduced.

“Our operating costs decreased 2.1 percent as we continued our drive to lower costs. Excluding depreciation and amortization and buyouts, operating costs declined 3.6 percent. Given the economic downturn, we are accelerating our cost reduction efforts. We are now on track to exceed our previous plan to lower our 2007 cash cost base by $130 million in 2008, and a total of $230 million by the end of 2009, excluding the effects of inflation, buyout costs and one-time costs.

“To date in July, we have seen the effects of the deepening economic slowdown, particularly in categories sensitive to the price of oil – airlines, hotels and autos, and we expect that will continue for some time. Despite the cyclical and secular issues facing the industry and our company, we believe our strategy will provide value to our shareholders over the longer term. In this challenging time, we remain strongly focused on introducing new products in print and online, building our research and development capability, driving down costs and rebalancing our portfolio of businesses.”

Comparisons

There were no special items in the second quarter of 2008.

In the second quarter of 2007, results from continuing operations included the following special items:

  A pre-tax net loss of $68.2 million from the sale of assets, principally the Edison, N.J., printing facility ($41.3 million after tax or $.29 per share) and
  A pre-tax gain of $39.6 million from the sale of WQEW-AM ($21.2 million after tax or $.15 per share).

The net effect of these special items reduced second-quarter 2007 net income from continuing operations by $20.1 million or $.14 per share.

In addition, the following items should be noted when comparing the second quarter of 2008 versus the second quarter of 2007:

  Depreciation and amortization declined 30.0 percent to $32.6 million from $46.6 million, mainly because there was no accelerated depreciation expense in the second quarter of 2008 related to the Edison, N.J., printing facility, which was closed in March of 2008. In the second quarter of 2007, accelerated depreciation expense for assets at the Edison, N.J., printing facility totaled $13.1 million.
  Buyout costs were $27.6 million ($15.7 million after tax or $.11 per share) compared with $5.0 million ($2.8 million after tax or $.02 per share) in the second quarter last year.
  In the second quarter of 2007, there was a pre-tax gain of $191.2 million from the sale of the Broadcast Media Group ($94.3 million after tax or $.66 per share), which is classified as discontinued operations.

All comparisons are for the second quarter of 2008 to the second quarter of 2007 and exclude the results of the Broadcast Media Group.

This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Second-Quarter Results

Revenues

Total revenues decreased 6.0 percent to $741.9 million from $788.9 million. Advertising revenues decreased 10.6 percent; circulation revenues rose 2.5 percent; and other revenues increased 2.5 percent. Revenues decreased mainly due to lower print advertising.

Operating Costs

Operating costs decreased 2.1 percent to $701.7 million from $717.0 million. Excluding depreciation and amortization and buyouts, operating costs were down 3.6 percent to $641.4 million from $665.4 million mainly as a result of lower compensation costs and newsprint expense.

Compensation costs declined primarily due to lower incentive compensation and a reduced workforce in the second quarter of 2008 compared with the same period last year.

Newsprint expense decreased 10.1 percent, with 16.8 percent from lower consumption, offset in part by 6.7 percent in higher prices.

Second-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 6.7 percent to $713.3 million from $764.2 million.

Advertising revenues decreased 11.8 percent due to weakness in print advertising across the News Media Group, partially offset by higher online advertising revenues.

Circulation revenues rose 2.5 percent, mainly because of higher prices at The New York Times offset in part by volume declines across the News Media Group.

Other revenues increased 1.4 percent primarily because of revenues from rental income and commercial printing, partially offset by the elimination of subscription revenues for TimesSelect, an online product offering that was discontinued in September 2007.

Total News Media Group operating costs decreased 2.9 percent to $668.8 million from $689.0 million. Excluding depreciation and amortization and buyouts, operating costs decreased 4.4 percent to $614.1 million from $642.6 million, mainly as a result of the items noted in the operating costs section above.

Operating profit for the News Media Group decreased 4.7 percent to $44.5 million from $46.7 million. Excluding depreciation and amortization and the special items identified above, operating profit for the News Media Group decreased 38.3 percent to $72.0 million from $116.7 million, because of lower print advertising revenues.

About Group

Total About Group revenues increased 15.8 percent to $28.6 million from $24.7 million due to increased cost-per-click advertising.

Total About Group operating costs increased 20.4 percent to $19.5 million from $16.2 million. Excluding depreciation and amortization, operating costs increased 26.2 percent to $16.1 million from $12.8 million, mainly because of investments in new revenue initiatives that resulted in higher advertising, content and compensation costs. In addition, operating costs reflect costs from ConsumerSearch, Inc., which was acquired in May 2007, for the entire quarter in 2008 and only from the date of acquisition in 2007.

Operating profit grew 7.1 percent to $9.1 million from $8.5 million. Operating profit before depreciation and amortization rose 4.7 percent to $12.5 million from $11.9 million, due to higher revenues.

Other Financial Data

Internet Revenues

Total Internet revenues grew 12.8 percent to $91.3 million from $80.9 million, and Internet advertising revenues grew 18.3 percent to $80.5 million from $68.0 million. Internet businesses include NYTimes.com, About.com, Boston.com and other company Web sites. In total, Internet businesses accounted for 12.3 percent of the Company’s revenues in the second quarter versus 10.3 percent in the 2007 second quarter.

Joint Ventures

Net income from joint ventures was $10.2 million compared with $4.7 million. Higher earnings resulted from stronger performance at New England Sports Ventures, LLC, which owns the Boston Red Sox, and at a paper mill in which the Company owns a minority interest.

Interest Expense-net

Interest expense-net increased to $12.1 million from $7.1 million, as a result of less capitalized interest.

Income Taxes

The effective income tax rate decreased to 45.0 percent from 46.0 percent.

Cash and Total Debt

At the end of the quarter, cash and cash equivalents were approximately $42 million and total debt was approximately $1.1 billion.

Capital Expenditures

In the second quarter, total capital expenditures were approximately $36 million. Year to date, capital expenditures totaled approximately $68 million.

Expectations

The following updated expectations are for 2008 with the exception of cost savings and productivity gains, which are for 2008 and 2009.

  Cost savings and productivity gains – The Company believes that it can achieve a reduction in costs from its year-end 2007 cash cost base of a total of more than $230 million in 2008 and 2009, excluding the effects of inflation, buyout costs and one-time costs. More than $130 million of these savings are expected in 2008. (Previous guidance was approximately $230 million in 2008 and 2009, excluding the effects of inflation, buyout costs and one-time costs, and about $130 million of these savings in 2008.)
  Depreciation and amortization – $145 to $155 million, which includes approximately $5 million of accelerated depreciation expense in the first quarter of 2008 associated with the New York area plant consolidation project. Depreciation for the new headquarters building is expected to be $7 million per quarter. (Previous guidance was $150 to $160 million and approximately $8 million per quarter for depreciation for the new headquarters building.)
  Income from joint ventures – $20 to $25 million. (Previous guidance was $16 to $20 million.)
  Interest expense – $49 to $53 million. (Previous guidance was $50 to $60 million.)
  Income tax rate – 40% to 43%. There are many factors that can result in significant volatility quarter to quarter.
  Capital expenditures – $150 to $165 million, including approximately $35 million for the consolidation of the Company’s New York area plants and about $22 million for its new headquarters. (Previous guidance was approximately $42 million for the consolidation of the New York area plants.)
  Buyouts – $40 to $50 million. (Previous guidance was $30 to $35 million.)

Conference Call Information

The Company’s second-quarter earnings conference call will be held on Wednesday, July 23, at 11:00 a.m. E.T. To access the call, dial (888) 213-3934 (in the U.S.) and (913) 981-5595 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors, and a transcript of the call will also be posted. The archive and transcript will be available for one quarter.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, July 25. The access code is 4062405.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Income
Segment Information
News Media Group Revenues by Operating Segment
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
			%			%
	2008	2007	Change	2008	2007	Change
Revenues
Advertising	$454,377	$508,467	-10.6%	$912,716	$1,013,382	-9.9%
Circulation	224,168	218,664	2.5%	450,797	441,118	2.2%
Other (a)	63,360	61,812	2.5%	126,247	120,463	4.8%
Total	741,905	788,943	-6.0%	1,489,760	1,574,963	-5.4%

Operating costs
Production costs	324,399	325,922	-0.5%	664,963	670,947	-0.9%
Selling, general and administrative costs	344,609	344,481	0.0%	685,463	686,542	-0.2%
Depreciation and amortization	32,642	46,645	-30.0%	74,573	91,082	-18.1%
Total	701,650	717,048	-2.1%	1,424,999	1,448,571	-1.6%

Write-down of assets (b)	-	-	N/A	18,291	-	N/A

Net loss on sale of assets (c)	-	68,156	N/A	-	68,156	N/A

Gain on sale of WQEW-AM	-	39,578	N/A	-	39,578	N/A

Operating profit	40,255	43,317	-7.1%	46,470	97,814	-52.5%

Net income from joint ventures	10,165	4,745	*	8,372	2,592	*

Interest expense - net	12,104	7,126	69.9%	23,849	18,454	29.2%

Income from continuing operations before income taxes and minority interest
	38,316	40,936	-6.4%	30,993	81,952	-62.2%

Income tax expense	17,251	18,851	-8.5%	9,559	39,750	-76.0%

Minority interest in net income of subsidiaries
	(213)	(24)	*	(317)	(15)	*

Income from continuing operations	20,852	22,061	-5.5%	21,117	42,187	-49.9%

Discontinued operations, Broadcast Media Group: (d)
Income from discontinued operations, net of income taxes
	-	1,977	N/A	-	5,753	N/A
Gain/(loss) on sale, net of income taxes	289	94,330	-99.7%	(311)	94,330	*
Discontinued operations, net of income taxes	289	96,307	-99.7%	(311)	100,083	*

Net income	$21,141	$118,368	-82.1%	$20,806	$142,270	-85.4%

Average Number of Common Shares Outstanding:
Basic	143,776	143,906	-0.1%	143,768	143,901	-0.1%
Diluted	144,037	144,114	-0.1%	144,051	144,114	0.0%

Basic Earnings Per Share:
Income from continuing operations	$0.15	$0.15	0.0%	$0.15	$0.29	-48.3%
Discontinued operations, net of income taxes	-	0.67	N/A	-	0.70	N/A
Net income	$0.15	$0.82	-81.7%	$0.15	$0.99	-84.8%

Diluted Earnings Per Share:
Income from continuing operations	$0.15	$0.15	0.0%	$0.15	$0.29	-48.3%
Discontinued operations, net of income taxes	-	0.67	N/A	-	0.70	N/A
Net income	$0.15	$0.82	-81.7%	$0.15	$0.99	-84.8%

Dividends Per Share	$0.230	$0.230	0.0%	$0.460	$0.405	13.6%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Second Quarter			Six Months
			%			%
	2008	2007	Change	2008	2007	Change

Revenues
News Media Group	$713,293	$764,238	-6.7%	$1,432,978	$1,527,715	-6.2%
About Group	28,612	24,705	15.8%	56,782	47,248	20.2%
Total	$741,905	$788,943	-6.0%	$1,489,760	$1,574,963	-5.4%

Operating Profit(Loss)
News Media Group	$44,472	$46,653	-4.7%	$57,757	$106,282	-45.7%
About Group	9,116	8,511	7.1%	18,637	16,841	10.7%
Corporate	(13,333)	(11,847)	12.5%	(29,924)	(25,309)	18.2%
Total	$40,255	$43,317	-7.1%	$46,470	$97,814	-52.5%

Operating Profit(Loss) Before Depreciation & Amortization and Special Items(e)
News Media Group	$71,975	$116,670	-38.3%	$140,471	$216,022	-35.0%
About Group	12,485	11,929	4.7%	25,039	23,392	7.0%
Corporate	(11,563)	(10,059)	15.0%	(26,176)	(21,940)	19.3%
Total	$72,897	$118,540	-38.5%	$139,334	$217,474	-35.9%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2008
	Second Quarter	% Change vs. 2007	Six Months	% Change vs. 2007

The New York Times Media Group
Advertising	$270,906	-9.5%	$547,606	-8.2%
Circulation	165,088	4.6%	330,873	3.9%
Other	43,506	-1.4%	86,787	0.7%
Total	$479,500	-4.4%	$965,266	-3.6%

New England Media Group
Advertising	$85,153	-15.1%	$166,531	-15.7%
Circulation	37,588	-4.3%	75,263	-3.2%
Other	12,752	19.7%	25,346	26.4%
Total	$135,493	-9.8%	$267,140	-9.6%

Regional Media Group
Advertising	$71,584	-16.0%	$145,665	-16.5%
Circulation	21,492	0.1%	44,661	-0.3%
Other	5,224	-10.6%	10,246	-13.2%
Total	$98,300	-12.6%	$200,572	-13.2%

Total News Media Group
Advertising	$427,643	-11.8%	$859,802	-11.2%
Circulation	224,168	2.5%	450,797	2.2%
Other (a)	61,482	1.4%	122,379	3.6%
Total	$713,293	-6.7%	$1,432,978	-6.2%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenue from wholesale delivery operations, news services/syndication, commercial printing, digital archives, direct mail advertising services and rental income.

(b)

Represents a non-cash charge for the write-down of assets for a systems project. To decrease capital spending, the Company reduced the scope of a major advertising and circulation project, which resulted in the write-down of previously capitalized costs in the first quarter of 2008.

(c)

In 2006 the Company announced plans to consolidate the printing operations of a facility it leased in Edison, N.J., into its newest facility in College Point, Queens. As part of the consolidation, the Company originally planned to sublease the Edison facility through 2018, the end of the then-existing lease term. After evaluating the options with respect to the lease, the Company decided it was financially prudent to purchase the Edison facility and sell it, with two adjacent properties it already owned, to a third party. The purchase and sale of the Edison facility closed in the second quarter of 2007, relieving the Company of rental terms that were above market as well as restoration obligations under the original lease. As a result of the sale, the Company recognized a pre-tax loss of $68.2 million in the second quarter of 2007.

(d)

On May 7, 2007, the Company sold the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for $575 million. Under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Broadcast Media Group is treated as a discontinued operation. The Company has made reclassifications in all periods presented to reflect this change.

Results for the Broadcast Media Group, included within discontinued operations, for the second quarter and first six months of 2008 and 2007 are below. In 2008, the gain/(loss) on sale included post-closing adjustments.

		Second Quarter		Six Months
		2008	2007	2008	2007

	Revenues	$-	$13,798	$-	$46,702

	Pre-tax income	$-	$3,347	$-	$9,848

	Income tax expense	-	(1,370)	-	(4,095)

	Income from discontinued operations, net of income taxes - Broadcast Media Group
		-	1,977	-	5,753

	Gain/(loss) on sale of Broadcast Media Group, net of income taxes
		289	94,330	(311)	94,330

	Net income/(loss)	$289	$96,307	$(311)	$100,083

(e)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit(loss) to operating profit(loss) before depreciation & amortization and excluding special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to earnings per share (EPS) from continuing operations excluding special items, operating profit(loss) before depreciation and amortization and excluding special items, and operating costs before depreciation and amortization, buyouts and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported EPS from continuing operations, operating profit(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

EPS from continuing operations excluding special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit(loss) before depreciation and amortization and excluding special items is useful in evaluating the Company’s ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as items, if any, not indicative of ongoing operating activities. Total operating costs include depreciation and amortization, buyouts and raw materials. Total operating costs excluding depreciation and amortization, buyouts and raw materials provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, EPS from continuing operations, operating profit(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.
Reconciliation of earnings per share from continuing operations excluding special items

	Second Quarter
	2008	2007	% Change

Earnings per share from continuing operations	$0.15	$0.15	0.0%

Add:

Net loss on sale of assets	-	0.29

Gain on sale of WQEW-AM	-	(0.15)

Earnings per share from continuing operations excluding special items	$0.15	$0.29	-48.3%

Reconciliation of operating profit(loss) before depreciation & amortization and special items

	Second Quarter 2008
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$44,472	$9,116	$(13,333)	$40,255

Add:
Depreciation & amortization	27,503	3,369	1,770	32,642
Operating profit(loss) before depreciation & amortization	$71,975	$12,485	$(11,563)	$72,897

	Second Quarter 2007
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$46,653	$8,511	$(11,847)	$43,317

Add:

Depreciation & amortization	41,439	3,418	1,788	46,645

Net loss on sale of assets	68,156	-	-	68,156

Gain on sale of WQEW-AM	(39,578)	-	-	(39,578)
Operating profit(loss) before depreciation & amortization and special items	$116,670	$11,929	$(10,059)	$118,540

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	-4.7%	7.1%	12.5%	-7.1%

Add:

Depreciation & amortization	-33.6%	-1.4%	-1.0%	-30.0%

Net loss on sale of assets	N/A	N/A	N/A	N/A

Gain on sale of WQEW-AM	N/A	N/A	N/A	N/A
Operating profit(loss) before depreciation & amortization and special items	-38.3%	4.7%	15.0%	-38.5%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit(loss) before depreciation & amortization and special items (continued)

	Six Months 2008
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$57,757	$18,637	$(29,924)	$46,470

Add:

Depreciation & amortization	64,423	6,402	3,748	74,573

Write-down of assets	18,291	-	-	18,291

Operating profit(loss) before depreciation & amortization and special items	$140,471	$25,039	$(26,176)	$139,334

	Six Months 2007
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$106,282	$16,841	$(25,309)	$97,814

Add:

Depreciation & amortization	81,162	6,551	3,369	91,082

Net loss on sale of assets	68,156	-	-	68,156

Gain on sale of WQEW-AM	(39,578)	-	-	(39,578)

Operating profit(loss) before depreciation & amortization and special items	$216,022	$23,392	$(21,940)	$217,474

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	-45.7%	10.7%	18.2%	-52.5%

Add:

Depreciation & amortization	-20.6%	-2.3%	11.2%	-18.1%

Write-down of assets	N/A	N/A	N/A	N/A

Net loss on sale of assets	N/A	N/A	N/A	N/A

Gain on sale of WQEW-AM	N/A	N/A	N/A	N/A
Operating profit(loss) before depreciation & amortization and special items	-35.0%	7.0%	19.3%	-35.9%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of Total Company operating costs before depreciation & amortization, buyouts and raw materials

	Second Quarter
	2008	2007	% Change

Total Company

Operating costs	$701,650	$717,048	-2.1%

Less:

Depreciation & amortization	32,642	46,645

Buyouts	27,582	4,986

Operating costs before depreciation & amortization and buyouts	641,426	665,417	-3.6%

Less:

Raw materials	60,285	63,139

Operating costs before depreciation & amortization, buyouts and raw materials	$581,141	$602,278	-3.5%

Reconciliation of News Media Group operating costs before depreciation & amortization and buyouts

	Second Quarter
	2008	2007	% Change

News Media Group

Operating costs	$668,821	$689,007	-2.9%

Less:
Depreciation & amortization	27,503	41,439

Buyouts	27,267	4,986

Operating costs before depreciation & amortization and buyouts	$614,051	$642,582	-4.4%

Reconciliation of About Group operating costs before depreciation & amortization

	Second Quarter
	2008	2007	% Change

About Group

Operating costs	$19,496	$16,194	20.4%

Less:

Depreciation & amortization	3,369	3,418

Operating costs before depreciation & amortization	$16,127	$12,776	26.2%

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com